Exhibit 99.1

FOR IMMEDIATE RELEASE
Nationstar Promotes Tony Ebers to Chief Operating Officer to Advance Customer Experience Strategy
DALLAS, TX (April 19, 2018) - Nationstar Mortgage Holdings Inc. (NYSE: NSM) (“Nationstar”) today announced that Tony Ebers has been appointed Chief Operating Officer, a new position within Nationstar.
"Tony is a seasoned and trusted leader who consistently delivers results. He is uniquely qualified to drive strategic prioritization and accountability within Nationstar, with a laser-focus on operational excellence," said Jay Bray, Chairman and CEO. "I have tremendous confidence in Tony's ability to align Nationstar’s innovative home loan experience with industry-leading operational practices to drive and extend the next-generation of Nationstar's market leadership."
Effective immediately, Ebers will assume responsibility for servicing, originations and Xome® operations. Ebers will be responsible for ensuring operational excellence across the company and leading the company-wide initiative to place the home, rather than the loan, at the center of the homeownership journey.
"Nationstar has an incredible set of assets that uniquely positions us to lead the industry in innovation and service," said Ebers, COO. "I am honored by the appointment and look forward to helping lead the company as we work to create a best-in-class, holistic customer experience."
Before joining Nationstar in 2015, Ebers held a 26-year career with key leadership positions in mortgage lending, servicing and real estate transaction related services. Most recently, he served as the Originations Division President at ServiceLink, a Black Knight Company. Prior to ServiceLink, Tony held various leadership roles at OneWest Bank, most recently serving as Executive Vice President of Mortgage Lending and Servicing. Tony also served as an Executive Vice President and COO at IndyMac Bank from 2002 to 2009, managing retail banking, consumer lending, mortgage operations and home loan servicing.
About Nationstar Mortgage Holdings Inc.
Based in Dallas, Texas, Nationstar provides quality servicing, origination and transaction based services related principally to single-family residences throughout the United States. With experience spanning more than 20 years, Nationstar is one of the largest servicers in the country. Additional corporate information is available in the Investor Information section of www.nationstarholdings.com.

For Investor Inquiries Contact:
Megan Portacci (469) 426-3118

For Media Inquiries Contact:
Christen Reyenga mediarelations@nationstarmail.com